Exhibit 99.1

SmartStop Self Storage REIT, Inc. Declares Updated Estimated Per Share Net Asset Value

LADERA RANCH, CALIF. – December 6, 2022 – SmartStop Self Storage REIT, Inc. (“SmartStop” or the “Company”), a self-managed and fully integrated self storage company, today announced that its board of directors has declared an updated estimated Net Asset Value (“NAV”) of $15.21 per share for its Class A and Class T shares, as of September 30, 2022. This was based on an appraisal that provided an estimated net asset value range of $14.15 to $16.38 per share, with a mid-point estimated value of $15.21 per share. SmartStop’s previous estimated NAV per share was $15.08 as of June 30, 2021.

“I am pleased to report that SmartStop’s estimated NAV per share has increased from our most recently declared NAV, despite recent economic volatility,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “The increase in SmartStop’s NAV is a testament to the power of the SmartStop® Self Storage operating team and platform, our team of acquisition professionals who helped build this portfolio, and our long-term income and growth strategy.”

On December 6, 2022, SmartStop’s board of directors approved the estimated per share NAV of $15.21 based on the estimated value of SmartStop’s assets less the estimated value of its liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of September 30, 2022.

Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, was engaged to provide valuation services of SmartStop’s assets and liabilities, including 156 wholly-owned properties and interests in six joint venture operating properties. Upon the nominating and corporate governance committee’s receipt and review of Stanger’s appraisal report and net asset value report, the committee determined that an estimated value per share range of $14.15 to $16.38 was reasonable and recommended to the board that it adopt the mid-point valuation of $15.21 per share, as the estimated value per share for SmartStop’s Class A shares and Class T shares.

SmartStop acquired its 156 wholly-owned assets for approximately $1.9 billion and invested approximately $77 million subsequent to purchase. The total estimated mid-point value of the properties was approximately $2.7 billion as of September 30, 2022, representing an approximate 37% increase in the total value over the aggregate purchase price.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the jurisdiction where each real property is located.

The valuation was determined in compliance with the Institute for Portfolio Alternatives’ practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAV and the limitations of the estimated per share NAV, please see SmartStop’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on December 6, 2022.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. As of November 30, 2022, SmartStop has an owned or managed portfolio of 176 properties in 22 states and Ontario, Canada, comprising approximately 120,600 units and 13.7 million rentable square feet. SmartStop and its affiliates own or manage 20 operating self storage properties in the Greater Toronto Area, which total approximately 17,050 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-542-3331

IR@smartstop.com